Exhibit 8.2

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com
August 20, 2019

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, PA 19335

Ladies and Gentlemen:

We have acted as counsel to and for DNB Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into S&T Bancorp, Inc., a Pennsylvania corporation (“S&T”) pursuant to an Agreement and Plan of Merger dated June 5, 2019 (the “Agreement”).   At your request, and in connection with the filing of Amendment No. 1 to the registration statement on Form S-4 by S&T (together with the proxy statement/prospectus which forms a part thereof, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning certain United States federal income tax matters.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein and below, is accurate in all material respects.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

This opinion is being furnished in connection with the requirements of Item 601(b)(8) of the Commission’s Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm therein.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP